Kristin VanderPasExhibit 5.1

+1 (415) 693-2097

kvanderpas@cooley.com

June 10, 2025

Alumis Inc.

280 East Grand Avenue

South San Francisco, California 94080

Ladies and Gentlemen:

We have acted as counsel to Alumis Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), covering the offering by the Company of up to 10,884,135 shares (the “Shares”) of its voting common stock, par value $0.0001 per share (“Common Stock”), consisting of (a) 1,066,845 shares of Common Stock issuable pursuant to options initially granted under the ACELYRIN, Inc. 2020 Stock Option and Grant Plan, as amended (the “ACELYRIN 2020 Plan”), (b) 12,808 shares of Common Stock issuable pursuant to options initially granted under the ValenzaBio, Inc. Stock Plan (the “ValenzaBio Plan”), (c) 3,632,533 shares of Common Stock issuable pursuant to options initially granted under the ACELYRIN, Inc. 2023 Equity Incentive Plan (the “ACELYRIN 2023 Plan” and, together with the ACELYRIN 2020 Plan and the ValenzaBio Plan, the “Plans”) and (d) 6,171,949 shares of Common Stock that remain available for future issuance under the ACELYRIN 2023 Plan. The options referred to in clauses (a) through (c) (the “Outstanding Options”) were converted into options to purchase Common Stock on the terms provided in the Agreement and Plan of Merger, dated as of February 6, 2025, as amended on April 20, 2025 (as amended, the “Merger Agreement”), by and among the Company, Arrow Merger Sub, Inc. and ACELYRIN, Inc. The ACELYRIN 2023 Plan was assumed by the Company and as modified in connection with such assumption permits equity awards thereunder to the extent permissible under applicable law and the Nasdaq Listing Rules.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Plans, (d) the Merger Agreement and (e) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the terms on which the Outstanding Options were assumed as provided in the Merger Agreement or in accordance with future awards granted under the ACELYRIN 2023 Plan as modified in connection with its assumption by the Company, in each case as described in the Registration Statement and

Cooley LLP 3 Embarcadero Center 20th Floor San Francisco, CA 94111-4004

t: +1 415 693 2000 f: +1 415 693 2222 cooley.com

Alumis Inc. June 10, 2025 Page 2

the related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

This opinion is limited to the matters expressly set forth in this letter, and no opinion should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ Kristin VanderPas
Kristin VanderPas

Cooley LLP 3 Embarcadero Center 20th Floor San Francisco, CA 94111-4004
t: +1 415 693 2000 f: +1 415 693 2222 cooley.com